Exhibit 10.4.2




May 24, 1999


Stanley E. Kazmierczak
20130 Mendelsohn Lane
Saratoga, CA  95070

Dear Stan:

I am pleased to confirm our offer to you to join VINA Technologies, Inc. as Chief Financial Officer, reporting to the President. Your initial assignments will principally be:

     o Overall management of all finance and accounting functions

     o Overall management of manufacturing

     o Human Resources


Your base salary will be $ 14,583 per month with semi-monthly pay periods. In addition, on approval of the board of directors, we will make available an option for 393,000 shares of VINA Technologies, Inc., Common Stock, vesting over four years. The specifics concerning the stock option will be documented in a Stock Option Agreement.

In the event of an Involuntary Termination (as defined below) of your service within twelve (12) months following a Change in Control (as defined in the Company's 1998 Stock Plan), then you will become vested in the greater of (A) an additional amount of any then unvested option shares, so that you are vested in the total number of option shares that you would be vested in if you provided a total of twenty-four (24) months of service with the Company; or (B) an additional amount of any then unvested option shares, as if you provided another twelve (12) months of service from the date of the Involuntary Termination.

"Involuntary Termination" shall mean the termination of service which occurs by reason of: your involuntary dismissal or discharge by the Company for reasons other than Cause, or your voluntary resignation following (A) a change in your position with the Company which materially reduces your level of responsibility,
(B) a reduction in your level of base salary or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

"Cause" shall mean the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary), or any other intentional misconduct adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for your dismissal or discharge.

This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California Law.

This offer constitutes employment at will, which may be terminated at any time by you or VINA Technologies, Inc. for any reason, with or without cause. This offer of employment is contingent upon your signing the Employee Proprietary Information and Inventions Agreements and compliance with the Federal Immigration Reform and Control Act of 1986.

This offer of employment will be valid until the close of business May 28, 1999. To accept this offer, please sign and return this offer letter to me by that date. The enclosed copy of this letter is for your records. Should you have any questions, do not hesitate to call me.

As a key member of an early stage start-up, your contributions will be invaluable to the company. Stan, I look forward to your accepting our offer and joining the team at VINA Technologies, Inc.

Sincerely,



/s/ Gaymond Schultz

Gaymond Schultz
Chief Financial Officer




I am pleased to accept this offer with VINA Technologies, Inc. I will report to work on

        6/1/99
        ------


Signed:



  /s/ Stan Kazmierczak                               5/28/99
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  Signature                                          Date